Exhibit 3.69

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:29 PM 07/29/2011
FILED 07:00 PM 07/29/2011
SRV 110875067 - 5018159 FILE

CERTIFICATE OF FORMATION

OF

CCO SOCAL VEHICLES, LLC

The undersigned, having been duly authorized to execute this Certificate of Formation pursuant to the Delaware Limited Liability Act, certifies as follows with respect to such limited liability company:

1. Name: The name of the limited liability company is CCO SoCal Vehicles, LLC (the “Company”).

2. Registered Office and Agent: The name and business address of the Company’s initial registered agent for service of process is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the Company’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

3. Effective Date and Time: August 1, 2011 at 12:01 am.

Dated: July 29, 2011	/s/ Paul J. Rutterer
	Name:	Paul J. Rutterer
	Title:	Vice President, Associate General Counsel and Assistant Secretary